SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

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Check the appropriate box:

[ ] Preliminary Proxy Statement
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[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to  240, 14a-1l(c) or  240,14a-12

                       CONTIFINANCIAL CORPORATION

              (Name of Registrant Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee:
(Check the appropriate box)

[X] $125  per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item  22(a)(2)  or  Schedule  14A.
[ ] $500 per each party to the controversy
    pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1 ) Title of each class of securities to which transaction applies:

2)  Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any pan of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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
                          CONTIFINANCIAL CORPORATION
                               277 Park Avenue
                           New York, New York 10172

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                              SEPTEMBER 17, 1996

     TO OUR STOCKHOLDERS:

     The Annual Meeting of the stockholders of ContiFinancial Corporation, a Delaware corporation (the "Company"), will be held in New York City at The Carlyle, 35 East 76th Street at Madison Avenue, at 9:00 a.m., September 17,
1996 to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

     1. To elect two directors to serve for the ensuing three years and until their successors are duly elected and qualified.

     2. To approve the Company's Section 162(m) Performance Based Executive Bonus Plan.

     3. To ratify the appointment of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending March 31, 1997.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof

     The Board of Directors has fixed the close of business on July 22, 1996 as the record date for determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote.

     TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

     If you do plan to attend the Annual Meeting in person, we would appreciate your response by indicating at the appropriate place on the proxy card enclosed.

                                 By Order of the Board of Directors,



New York, New York
July 26, 1996                    Alan L. Langus
                                 Secretary

                         CONTIFINANCIAL CORPORATION
                               277 Park Avenue
                           New YORK, NEW York 10172

                               PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                       MEETING DATE: SEPTEMBER 17, 1996

     This Proxy Statement is being sent on or about July 29, 1996 in connection with the solicitation of proxies by the Board of Directors of ContiFinancial Corporation, a Delaware corporation (the "Company"). The proxies are for use at the 1996 Annual Meeting of the Stockholders of the Company, which will be held in New York City at The Carlyle, 35 East 76th Street at Madison Avenue, September 17, 1996, at 9:00 a.m., and at any meetings held upon adjournment thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on July 22, 1996 (the "Record Date"). Only holders of record of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any meetings held upon adjournment thereof.

     A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope provided, to ensure that your shares will be voted at the Annual Meeting. Any stockholder who returns a proxy in such form has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for (i) the nominees for election as directors as set forth in this Proxy Statement,
(ii) the proposal to approve the Company's Section 162(m) Performance Based Executive Bonus Plan (the "Section 162(m) Bonus Plan"), (iii) the ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company and (iv) as recommended by the Board of Directors, in its discretion, with regard to all other matters which may properly come before the Annual Meeting. The Company does not currently know of any such other matters.

     An Annual Report to Stockholders for the year ended March 31, 1996, including financial statements, was distributed to stockholders of record as of June 18, 1996 on June 28, 1996. For those stockholders who were not stockholders as of June 18, 1996 but who were stockholders as of the Record Date, an Annual Report is being mailed to them concurrently with this Proxy Statement. The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders.

                              VOTING SECURITIES

     At the Record Date, there were 44,378,953 shares of Common Stock outstanding. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. No other voting securities of the Company were outstanding at the Record Date. Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. The Section 162(m) Bonus Plan and the ratification of the appointment of the independent accountants must be approved by a majority vote of the stockholders present in person or represented by proxy at the Annual Meeting and each Director will be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting.

                            SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth security ownership information regarding Common Stock as of July 5, 1996 by (i) each person who is known by the Company to own beneficially more than 5% of Common Stock, (ii) each Director (which includes two nominees for Director), (iii) each of the executive officers named in the Summary Compensation Table appearing below (the "Summary Compensation Table") and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner is in care of ContiFinancial Corporation, 277 Park Avenue, New York, New York 10172.

Name of Beneficial Owner                  Shares of Common Stock      Percentage
- ----------------------------              ----------------------      ----------
Continental Grain Company(a)              35,918,421                  80.9%

James E Moore (b)                         338,770                     (c)

Robert A. Major (b)                       26,970                      (c)

Robert J. Babjak (b)                      88,489                      (c)

A. John Banu (b)                          139,185                     (c)

Daniel J. Egan (b)                        91,489                      (c)

James J. Bigham (d)                       5,000                       (c)

Paul J. Fribourg (a) (d) (e)              5,000                       (c)

John W. Spiegel                           5,000                       (c)

Donald L. Staheli (d) (e)                 20,000                      (c)

John P. Tierney                           3,000                       (c)

Lawrence G. Weppler (d)                   1,000                       (c)

Daniel J. Willett (d)                     1,500                       (c)

All directors and executive officers
as a group (20 persons) (f)               1,266,077                   2.9%

(a) Michel Fribourg, members of his family and trusts for their benefit beneficially own substantially all of the issue and outstanding voting stock of Continental Grain Company. Paul J. Fribourg is the son of Michel Fribourg.


(b) Included for Messrs. Moore, 292,715 shares; Babjak, 76,505 shares; Banu, 126,400 shares and Egan, 76,505 shares of "restricted" Common Stock and for Messrs. Moore, 35,955 shares; Major, 23,970 shares; Babjak, 11,984 shares; Banu, 11,785 shares and Egan, 11,984 shares of Common Stock issuable upon exercise of options. Does not include 1,756,633 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of the date hereof.

(c) Represents less than 1% of the Common Stock outstanding at March 31, 1996 fiscal year end.

(d) Messrs. Bigham, Fribourg, Staheli, Weppler and Willett are officers of Continental Grain Company.

(e)   By  virtue  of  their  positions  as  executive  officers of Continental
      Grain Company, Messrs. Fribourg and Staheli may be deemed to have beneficial ownership of the shares of the Company owned by Continental Grain Company. Messrs. Fribourg and Staheli disclaim beneficial ownership of such shares.

(f) Includes, 1,057,765 shares of "restricted" Common Stock and 142,412 shares of Common Stock issuable upon the exercise of options. Does not include 1,756,633 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of the date hereof.

     The shares of Common Stock beneficially owned by Continental Grain Company ("Continental Grain") constitute approximately 81% of the shares of Common Stock entitled to vote at the Annual Meeting. Continental Grain has indicated to the Company that it intends to vote all such shares of Common Stock "FOR" the election of Directors of each of the Company's nominees named below, "FOR" the approval of the Company's Section 162(m) Bonus Plan and "FOR" the ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company.

                            ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of eight members and is divided into three Classes serving staggered terms, the term of one Class of Directors to expire each year. At the Annual Meeting, the shareholders will elect two Class I Directors for a term of three years expiring in 1999 and until their respective successors shall have been duly elected and qualified. The term of the Class II Directors expires at the first annual meeting of the Company's stockholders following the end of the Company's fiscal year ending March 31, 1997 and the term of the Class III Directors expires at the first annual meeting of the Company's stockholders following the end of the Company's fiscal year ending March 31, 1998, at which times Directors of the appropriate Class will be elected for three-year terms. Both nominees are presently serving as Directors of the Company. If no direction to the contrary is given, all proxies received by the Board of Directors will be voted "FOR" the election as Directors of James E. Moore and Donald L. Staheli. The Class I Directors will be elected by a plurality of the votes cast. In the event that either nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The Board of Directors knows of no reason to anticipate that this will occur.

     The Company is currently searching for an additional independent Director. This additional Director will not be affiliated with the Company or any of its principal stockholders.

     Biographical information follows for each person nominated and each person whose term of office continues after the meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH NOMINEES.

NOMINEES

Class I Directors

     James E. Moore. Mr. Moore has been President, Chief Executive Officer and a Director of the Company since October 1995. He has been President and Managing Director of ContiFinancial Services Corporation ("ContiFinancial Services") since 1988 and Chairman of ContiMortgage Corporation ("ContiMortgage") since 1990. Mr. Moore joined ContiFinancial Services Corporation in 1983 as an investment banker. He is also a Director of the Student Loan Marketing Association (a non-bank finance company).

     Donald L. Staheli, Mr. Staheli has been a Director of the Company since October 1995 and Chairman of the Compensation Committee since February 1996. He has been Chairman of the Board of Directors of Continental Grain since June 1994 and Chief Executive Officer of Continental Grain since 1988. From 1988 until June 1994, Mr. Staheli served as President and Director of Continental Grain.

CONTINUING DIRECTORS

Class II Directors

     Paul J. Fribourg. Mr. Fribourg has been a Director of the Company since October 1995. He has been President and Chief Operating Officer of Continental Grain since June 1994. From April 1990 to June 1994, Mr. Fribourg served as Executive Vice President of the Bulk Commodities Group of Continental Grain.

     John W. Spiegel. Mr. Spiegel has been a Director of the Company and Chairman of the Audit Committee since February 1996. Mr. Spiegel has been Executive Vice President and Chief Financial Officer of SunTrust Banks, Inc. since 1985 and Treasurer of Trust Company of Georgia since 1978. Mr. Spiegel also is currently a member of the Boards of Directors of Rock-Tenn Company (a manufacturer of paperboard products) and the Student Loan Marketing Association (a non-bank finance company).

     Lawrence G. Weppler. Mr. Weppler has been a Director of the Company since October 1995. He also has been Vice President and General Counsel-Corporate of Continental Grain since April 1993. From 1980 to April 1993, Mr. Weppler served as Deputy General Counsel of Continental Grain.

Class III Directors

     James J. Bigham. Mr. Bigham has been a Director of the Company since October 1995. He also has been a Director, Executive Vice President and Chief Financial Officer of Continental Grain since August 1989 and a Director of ContiMortgage since 1990.

     John P. Tierney. Mr. Tierney has been a Director of the Company and Chairman of the Independent Directors' Committee since February 1996. From 1987 until his retirement in December 1994, Mr. Tierney was the Chairman of the Board and Chief Executive Officer of Chrysler Financial Corporation (a non-bank finance company).

     Daniel J. Willett. Mr. Willett has been a Director of the Company since October 1995. Mr. Willett also has been Vice President and Treasurer of Continental Grain since March 1990.

MEETINGS AND COMMITTEES

     The Company has an Executive Committee, a Compensation Committee, an Audit Committee, an Independent Directors Committee, a 1995 Stock Plan Committee and a Special Pricing Committee. There is no standing nominating committee.

     The Executive Committee, currently comprised of Messrs. Bigham, Fribourg, Moore and Willett, is authorized and empowered, to the extent of Delaware law, to exercise all functions of the Board of Directors in the interval between meetings of the Board of Directors. The functions of the Compensation Committee, currently comprised of Messrs. Spiegel, Staheli and Tierney, include reviewing compensation of the executive officers of the Company. The Audit Committee, currently comprised of Messrs. Spiegel and Tierney, assists the Board of Directors in overseeing the financial reporting and internal operating control of the Company. The role of the Independent Directors Committee, currently comprised of Messrs. Spiegel and Tierney, encompasses reviewing and passing on the fairness of all future material agreements and material transactions between the Company (or any of its subsidiaries) and Continental Grain (or any of its subsidiaries other than the Company and its subsidiaries). The 1995 Stock Plan Committee, currently comprised of Messrs. Spiegel and Tierney, administers the ContiFinancial Corporation 1995 Long-Term Stock Incentive Plan (the "1995 Stock Plan").

     During the year ended March 31, 1996, there were two meetings of the Board of Directors, one meeting of the Compensation Committee, one meeting of the Audit Committee and one meeting of the Independent Directors Committee. Each Director attended each meeting of the Board and each meeting held by all committees on which he served. There were no meetings of the 1995 Stock Plan Committee.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The directors and executive officers of the Company and their respective ages and positions are as follows (ContiMortgage and ContiFinancial Services are wholly-owned subsidiaries of the Company):



Name                          Age                  Position

James E. Moore ...........    49    President, Chief Executive Officer
                                    and Director and Nominee for Director

Robert A. Major ...........   50    Executive Vice President of the Company and
                                    President and Chief Executive Officer of
                                    ContiMortgage

Peter Abeles ...............  41    Senior Vice President of the Company and
                                    Managing Director of ContiFinancial Services

Robert J. Babjak ...........  53    Senior Vice President of the Company and
                                    Senior Vice President and Chief Operating
                                    Officer of ContiMortgage

A. John Banu ..............   41    Senior Vice President of the Company and
                                    Managing Director of ContiFinancial Services

Daniel J. Egan .............  41    Senior Vice President of the Company and
                                    Senior Vice President and Chief Financial
                                    Officer of ContiMortgage

Glenn S. Goldman .........    34    Senior Vice President of the Company and
                                    Managing Director of ContiFinancial Services

Scott M. Mannes ..........    37    Senior Vice President of the Company and
                                    Managing Director of ContiFinancial Services

James E. Pedrick ..........   49    Senior Vice President of the Company and
                                    Vice President of ContiMortgage

Jerome M. Perelson ........   57    Senior Vice President and Chief Financial
                                    Officer

Michael J. Festo ...........  44    Vice President, Human Resources

Alan L. Langus ............   49    Vice President, Chief Counsel and Secretary
Susan E. O'Donovan .......    35    Vice President and Controller
James J. Bigham ...........   58    Director and Chairman of the Board
Paul J. Fribourg ............ 42    Director
John W. Spiegel ...........   55    Director
Donald L. Staheli ..........  64    Director and Nominee for Director
John P. Tierney ............  64    Director
Lawrence G. Weppler ......    51    Director
Daniel J. Willett ........... 46    Director

     Robert A. Major. Mr. Major has been Executive Vice President of the Company since October 1995, President and a Director of ContiMortgage since July 1995 and Chief Executive Officer of ContiMortgage since June 1996. Prior to becoming Chief Executive Officer, Mr. Major was the Chief Operating Officer, a position he had held since July 1995. From February 1993 to July 1995, Mr. Major was Chief Operating Officer for NationsCredit Corporation {a diversified financial services company). From April 1990 to February 1993, Mr. Major was Chief Executive Officer of Chrysler First (a consumer finance company acquired by NationsBank Corporation in February 1993).

     Peter Abeles. Mr. Abeles has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1989 and was appointed Managing Director of ContiFinancial Services in August 1992 after serving as Vice President, Corporate Finance from October 1989 to August 1992.

     Robert J. Babjak. Mr. Babjak has been Senior Vice President of the Company since October 1995. He was appointed Chief Operating Officer of ContiMortgage in June 1996 prior to which he was Senior Vice President, Chief Credit Officer, a position he had held since October 1995 when he was also appointed a Director of ContiMortgage. Prior to October 1995 he was Vice President, Chief Credit Officer of ContiMortgage, a position he had held since April 1992. Mr. Babjak joined ContiMortgage in June 1991 as Chief Credit Officer. From 1989 to June 1991, Mr. Babjak was Senior Loan Officer of Mutual Mortgages Services, Inc.

     A. John Banu. Mr. Banu has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1984 as Vice President, Debt Placement and was appointed Managing Director of ContiFinancial Services in August 1992.

     Daniel J. Egan. Mr. Egan has been Senior Vice President of the Company since October 1995, He was appointed Senior Vice President, Chief Financial Officer and a Director of ContiMortgage in October 1995, prior to this time he was Vice President, Chief Financial Officer of ContiMortgage, a position he had held since April 1991. From October 1990 to April 1991, Mr. Egan was Controller of ContiMortgage.

     Glenn S. Goldman. Mr. Goldman has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in April 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance.

     Scott M. Mannes. Mr. Mannes has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in September 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance.

     James E. Pedrick. Mr. Pedrick has been Senior Vice President of the Company since October 1995. He has been Vice President, Production of ContiMortgage since October 1990.

     Jerome M. Perelson. Mr. Perelson has been Senior Vice President and Chief Financial Officer of the Company since October 1995. Mr. Perelson joined Continental Grain in 1971. He was appointed Managing Director and Chief Credit Officer of ContiTrade Services Corporation in August 1989 and President in November 1993, after serving as Corporate Deputy Treasurer of Continental Grain. Mr. Perelson also is a Director of ContiMortgage and ContiFinancial Services.

     Michael J. Festo. Mr. Festo has been Vice President, Human Resources of the Company since October 1995. He was appointed Vice President, Human Resources of ContiTrade Services Corporation in July 1990. Mr. Festo has held a number of staff and executive human resource positions within Continental Grain since joining Continental Grain in 1974.

     Alan  L.  Langus.  Mr.  Langus has been Vice President, Chief Counsel and
Secretary of the Company since October 1995. He has been Vice President and Chief Counsel of ContiTrade Services Corporation since December 1989.

     Susan E. O'Donovan. Ms. O'Donovan has been Vice President and Controller of the Company since October 1995. She joined ContiFinancial Services as Controller in April 1991. From August 1983 until March 1991, Ms. O'Donovan was an auditor at Price Waterhouse LLP.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

     The following table shows the compensation paid by the Company to its Chief Executive Officer and the four other named executive officers during the fiscal years ended March 31, 1995 and 1996:


                                                                                                   LONG-TERM COMPENSATION
                                                                                                   ----------------------

                                                           ANNUAL COMPENSATION            AWARDS             PAYOUTS


                                                FISCAL                            RESTRICTED       STOCK     LTIP
NAME                                             YEAR   SALARY       BONUS(a)(b)    STOCK(c)      OPTIONS  PAYOUTS(d)   OTHER(e)
James E. Moore                                   1996  $243,333      $2,400,000   $7,683,768      479,420     $   ---   $354,500
Chief Executive Officer                          1995   230,000       1,000,000          ---          ---      80,000      4,500


Robert A. Major                                  1996   141,666       2,000,000          ---      319,615         ---        ---
Executive Vice President/                        1995       ---             ---          ---          ---         ---        ---
Chief Executive Officer, ContiMortgage

Robert J. Babjak                                 1996   111,400       1,750,000    2,008,256      159,805         ---        ---
Senior Vice President/                           1995   102,800         795,865          ---          ---         ---        ---
Chief Operating Officer, ContiMortgage

A. John Banu                                     1996   140,000       1,395,000    3,318,000      157,145         ---    254,200
Senior Vice President/Managing Director          1995   130,000         710,000          ---          ---         ---      3,900

Daniel J. Egan                                   1996    93,425       1,500,000    2,008,256      159,805         ---      2,802
Senior Vice President/Chief Financial Officer,   1995    86,850         580,500          ---          ---         ---      2,467
ContiMortgage


(a) Includes bonuses paid or accrued and amounts deferred by the named executive officers pursuant to the Continental Grain Deferred Compensation Plan.

(b) Includes amounts paid or accrued for bonuses pursuant to the ContiFinancial Services Incentive Compensation Plan or the ContiMortgage Incentive Compensation Plan.

(c) Restricted stock awards are shown at market value on date of grant. The number and value of the aggregate restricted stock holdings at March 31, 1996 for each person named is as follows: Mr. Moore, 292,715 shares with a market value of $9,147,343, Mr. Babjak, 76,505 shares with a market value of $2,390,781, Mr. Banu, 126,400 shares with a market value of $3,950,000, and Mr. Egan, 76,505 shares with a market value of $2,390,781. Pursuant to the 1995 Stock Plan, certain employees of the Company were granted an aggregate of 1,330,532 shares of "restricted" Common Stock. The restricted shares will, subject to the reporting person's continued employment with ContiFinancial Corporation, vest as follows: 15% as of the date of grant; 25% as of March 31, 1997; 20% as of March 31, 1998; 20% as of March 31, 1999; and 20% as of March 31, 2000. In addition, the restricted shares will vest upon a change of control, as defined in the 1995 Stock Plan and are subject to accelerated vesting in the event of termination of the reporting person's employment for certain reasons.

(d) Includes payments made pursuant to awards granted under the Continental Grain Performance Incentive Plan, which has been terminated. The Continental Grain Performance Incentive Plan granted annual performance units with a value of $1,000 per unit tied to the profitability of ContiFinancial Services and Continental Grain over three-year periods. Awards were paid in cash at the end of each three-year performance cycle for attainment of at least 91% of the cumulative targeted earnings for the cycle. Award values range from $ 100 per unit at 91% goal attainment to $2,000 per unit at 150% goal attainment.

(e) Represents the Company match under the Continental Grain Savings Plan, a defined contribution plan established under Section 401(k) of the Internal Revenue Code of 1986, as amended, in 1996 for Messrs. Moore, $4,500; Banu, $4,200 and Egan, $2,802 and payments made pursuant to the ContiFinancial Services Long-Term Incentive Compensation Plan for Messrs. Moore, $350,000 and Banu, $250,000. The ContiFinancial Services Long-Term Incentive Compensation Plan provides for the creation of a pool funded with one-third of the value realized by the sale or deemed sale of certain shares of stock, warrants, rights or other equity participation arrangements obtained by ContiTrade Services Corporation and a subsidiary of the Company (both of which are owned by Continental Grain) paid to participants by the Company and reimbursed by Continental Grain.

                      OPTION GRANTS IN FISCAL YEAR 1996

     The following table shows all grants of options to the executive officers of the Company named in the Summary Compensation Table in fiscal 1996. The options were granted under the Company's 1995 Stock Plan. Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table.


                                                                                           Potential Realizable Value at
                                                                                             Assumed Annual Rates of
                                                                                             Stock Price Appreciation
                                             Individual Grants                                  for Option Term (b)



                                         % of Total
                                          Options
                    # of Options         Granted To           Exercise Price    Expiration
Name                 Granted(a)     Employees in FY1996         ($per share)      Date          5% ($)      10% ($)
James E. Moore         468,945             18.2%                $21.00           2/09/06        6,190,074  15,690,899
                        10,475             18.2%                $26.25           2/14/06          172,837     446,339
Robert A. Major        312,632             12.1%                $21.00           2/09/06        4,126,742  10,460,666
                         6,983             12.1%                $26.25           2/14/06          115,219     297,545
Robert J. Babjak       156,314              6.1%                $21.00           2/09/06        2,063,344   5,230,266
                         3,491              6.1%                $26.25           2/14/06           57,601     148,751
A. John Banu           153,712              6.0%                $21.00           2/09/06        2,028,998   5,143,203
                         3,433              6.0%                $26.25           2/14/06           56,644     146,280
Daniel J. Egan         156,314              6.1%                $21.00           2/09/06        2,063,344   5,230,266
                         3,491              6.1%                $26.25           2/14/06           57,601     148,751



(a) Granted on February 14, 1996. These options have a ten-year term and will be subject to reporting person's continued employment with the Company, vest as follows: 50% upon the earlier to occur of any subsequent public offering by the issuer of the issuer's equity securities and March 31, 2000; 7.5% as of the date of grant; 12.5% as of March 31, 1997; 10% as of March 31, 1998; 10% as of March 31, 1999; and 10% as of March 31, 2000. In addition, the options will vest upon a Change of Control, as defined in the 1995 Stock Plan.

(b) These values were calculated assuming a 5% and 10% annual appreciation of the price of the security at the time of the grant over the ten-year term of the option. The initial grant was made at an exercise price of $21.00 per share, the initial public offering price, effective on the date of the close of the initial public offering and a subsequent grant was made effective on the date of the closing of the initial public offering as a result of the underwriters' exercise in full of their over allotment option at an exercise price of $26.25 per share.

               AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                    AND FISCAL YEAR 1996 OPTION VALUE (a)

     The following table provides information as to options exercised by each of the named executive officers of the Company during fiscal 1996. The table also sets forth the value of options held by such officers at year end measured in terms of the reported last sale price of the Common Stock on the New York Stock Exchange on March 31, 1996 and the option exercise price. No stock appreciation rights (" SARs") have ever been granted to executive officers.




                                                                 VALUE OF UNEXERCISED IN THE
                                       NUMBER OF UNEXERCISED           MONEY OPTIONS AT
                                     OPTIONS AT FISCAL YEAR END       FISCAL YEAR END (a)


                 SHARES
                ACQUIRED    VALUE
               IN EXERCISE REALIZED    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
James E. Moore    ----        ----         35,955      443,465     $364,417    $4,494,643

Robert A. Major   ----        ----         23,970      295,645      242,946     2,996,446

Robert J. Babjak  ----        ----         11,984      147,821      121,465     1,498,207

A. John Banu      ----        ----         11,785      145,360      119,447     1,473,266

Daniel J. Egan    ----        ----         11,984      147,821      121,465     1,498,207


(a) The 1996 fiscal year end value of the Company's Common Stock was $31.25. The dollar value shown in the table is calculated by determining the difference between the fiscal year end value of the Company's Common Stock and the exercise price of the option exercisable at year end.

CONTINENTAL GRAIN SALARIED EMPLOYEE RETIREMENT PLAN

     The following table shows the estimated annual retirement benefits payable at normal retirement age (65) to a person retiring with the indicated highest consecutive five year average direct base salary and years to credited service, on a straight life annuity basis, under the Continental Grain Salaried Employee Retirement Plan (the "Salaried Retirement Plan"), as supplemented by the Continental Grain Supplemental Employee Retirement Plan (the "Supplemental Plan"), each as described below:






                     Estimated Annual Benefits at Retirement With
                     Indicated Years of Credited Service (a)(b)
                     --------------------------------------------

Highest Consecutive
Five Year Average
Direct Base Salary              Years of Service
- ------------------              ----------------

                      5      10       15       20        25
                     ----   ----     ----     ----      ----


        $100,000  $ 7,102  $14,204  $21,306  $ 28,408  $ 35,510
        $150,000  $10,977  $21,954  $32,931  $ 43,908  $ 54,885
        $200,000  $14,852  $29,704  $44,556  $ 59,408  $ 74,260
        $250,000  $18,727  $37,454  $56,181  $ 74,908  $ 93,635
        $300,000  $22,602  $45,204  $67,806  $ 90,408  $113,010
        $350,000  $26,477  $52,954  $79,431  $105,908  $132,385
        $400,000  $30,352  $60,704  $91,056  $121,408  $151,760




(a) Estimated retirement benefits described above include benefits under Continental Grain's tax-qualified retirement plan and under the related non-qualified excess benefit plan but do not include a refund of (pre-1974) employee contributions, if any, and any cost of living adjustments provided under the plans.

(b) Estimated Benefits assume retirement at age 65.

     The Company participates in the Salaried Retirement Plan covering salaried employees of Continental Grain and participating subsidiaries (including the Company and its subsidiaries) which is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, under the Salaried Retirement Plan participants with five years of service become entitled to receive a basic retirement benefit upon retirement at age 65 equal to a percentage of final average earnings (both above and below the social security wage base) multiplied by years of service with the employers participating in the plan. Compensation under the plan generally includes base salary and deferrals under any Code Section 401 (k) savings plan or Code Section 125 cafeteria plan, and are subject to limits imposed by the Code, including Code Section 401(a)(17) (generally, limiting compensation to $150,000 per year, as indexed). Payments are made in the form of a joint and survivor annuity or single life annuity, unless otherwise elected by the participant in accordance with the terms of the plan. The plan contains provisions for early retirement payments, payments upon disability, cost-of-living adjustments for benefits earned prior to September of 1985 and spousal death benefits. As permitted by ERISA, Continental Grain adopted the Supplemental Plan which provides payments by Continental Grain of certain amounts which eligible employees would have received under the Salaried Retirement Plan, if eligible compensation were not limited to $150,000 in 1996 and there were no restrictions under the Code. The estimated annual benefits payable under the Salaried Retirement Plan would be based on average compensation of $216,750, $200,000, $88,148, $77,224 and $118,550 as of March 31, 1996, and 12.6 years,
N/A, 3.7 years, 10.5 years and 4.4 years of service as of March 31, 1996 for each of Messrs. Moore, Major, Babjak, Banu and Egan, respectively.

JOINT REPORT OF COMPENSATION COMMITTEE AND STOCK PLAN COMMITTEE

Introduction

     The Compensation Committee and the 1995 Stock Plan Committee of the Company's Board of Directors (the "Compensation Committee" and "Stock Plan Committee", respectively, and collectively, the "Committees") were formed upon consummation of the Company's initial public offering ("IPO") in February 1996.

     The Stock Plan Committee is responsible (i) for establishing the general policies that apply with respect to post-IPO stock option, restricted stock, stock appreciation right, performance award and "other stock-based award" grants to current and newly hired officers and other key employees under the Company's 1995 Stock Plan and (ii) for determining the size and terms of any actual post-IPO grants under the 1995 Stock Plan. The Stock Plan Committee is also responsible for making all annual bonus determinations under the ContiFinancial Services Investment Banking Group ("CFS") (which consists of all of the businesses of the Company other than ContiMortgage) and ContiMortgage Named Executive Officers ("NEO") Bonus Plans adopted in accordance with Internal Revenue Code Section 162(m), so that annual bonus awards made under such plans to covered named executive officers of the Company may qualify as "performance based compensation" for purposes of
Section 162(m).

     Except for 1995 Stock Plan award and NEO Bonus Plan award determinations handled by the Stock Plan Committee, the Compensation Committee is responsible for establishing and administering the overall post-IPO compensation policies applicable to the Company's officers and other key executives, and for determining any post-IPO compensation matters relating to the Company' s senior management.

     The Committees' primary goal is to have the Company's officer and key employee compensation programs structured and implemented in a manner that recognizes the Company's need to retain and attract the caliber of senior executives and other key employees needed for the Company to compete in the highly competitive businesses in which it operates, while linking the organization's business strategy and objectives to compensation and emphasizing the importance and value of achieving targeted performance objectives at both the operating unit and Company level.

Section 162(m)

     The Committees have adopted a general policy of paying senior executive compensation that complies with the requirements of Section 162(m), while reserving the right to exceed the Section 162(m) limits where the Committees believe such action(s) to be in the Company's best interest. Consistent with that policy, the Company has restructured its annual bonus programs in an effort to comply with the requirements of Section 162(m) as they relate to persons likely to be named executive officers for fiscal years commencing on or after April 1, 1996. See discussion below of proposal seeking stockholder approval of the Section 162(m) Bonus Plan.

Annual Cash Compensation

     The Committees believe that the Company's practices with respect to cash compensation should emphasize pay for performance by (i) generally setting base salaries at levels that are conservative when compared to estimated market rates, based on available survey, proxy and other data, and (ii) establishing annual bonus opportunities that provide for competitive levels of total cash compensation for good performance and third quartile or higher levels of total cash compensation for excellent to outstanding performance, while also taking into account the basis for, and value of long-term incentive awards.

Base Salary Levels

     Pre-IPO determinations regarding the salary levels of executive officers and other key executives of the Company for the fiscal year ended March 31, 1996 were made by the Executive Vice President of Continental Grain (who also serves as Chairman of the Board for the Company) and the President of ContiFinancial Services, after taking into account, in the case of ContiMortgage executives, the recommendations of the President of ContiMortgage.

     For the post-IPO portion of the fiscal year ended March 31, 1996 and for fiscal years beginning on or after April 1, 1996, salary determinations with respect to executive officers and other key executives were made jointly by the Chairman and Chief Executive Officer of the Company (after taking into account, in the case of ContiMortgage executives, the recommendations of the President of ContiMortgage), subject to the approval of the Compensation Committee in the case of executive officers.

     Based on 1995 survey data for the investment banking and home equity lending sectors in which the Company competes, and available 1995-1996 proxy data for various publicly traded mortgage lenders and finance companies and on the advice of the independent executive compensation consultants regarding such data, the Compensation Committee believes that the base salaries for the Company' s current executive officers and other key employees are generally conservative, when compared to the range of practice for comparable companies.

Annual Bonus Payouts for Fiscal Year Ended March 1996

     The annual bonus plan formulas for CFS and for ContiMortgage for the fiscal year ended March 31, 1996 were established prior to the IPO. The CFS annual bonus pool for the fiscal year ended March 31, 1996 was equivalent to 25% of the net pre-tax profits of CFS for such year, after taking into account divisional expenses including bonus accrual expense, allocated corporate/group charges and interest expenses. The ContiMortgage annual bonus pool for such year was equivalent to 20% of the net pre-tax profits of ContiMortgage for such year, after taking into account divisional expenses including bonus accrual expense, allocated corporate charges and interest expenses.

     In accordance with the terms of the CFS annual bonus plan, the bonus amounts allocated under the plan for the fiscal year ended March 31, 1996 were determined subjectively by the President of ContiFinancial Services, and approved by the Executive Vice President of Continental Grain, subject to approval of the calculation of the net pre-tax profits for such year by the Chairman and Chief Executive Officer of Continental Grain.

     Similarly, the bonus amounts allocated under ContiMortgage's annual bonus plan for the fiscal year ended March 31, 1996 were determined by the President of ContiFinancial Services, after taking into account the recommendations of the President, Chief Operating Officer of ContiMortgage, and were approved by the Executive Vice President of Continental Grain, subject to the approval of the calculation of the net pre-tax profits for ContiMortgage for such year and the bonus allocation to the President, Chief Operating Officer of ContiMortgage by the Chairman and Chief Executive Officer of Continental Grain. In addition, in accordance with the terms of the ContiMortgage bonus plan, (i) 25% of the ContiMortgage annual bonus pool was allocated to CFS employees in recognition of the efforts made by CFS on behalf of ContiMortgage with respect to home equity securitization and Other activities, and (ii) more than 50% of the remaining pool was awarded in the form of deferred bonuses to be paid out over three years.

     Based on 1995 survey data for the investment banking and home equity lending sectors in which the Company competes, and available 1995-1996 proxy data for various publicly traded mortgage lenders and finance companies and on the advice of the independent executive compensation consultants regarding such data, the Committees believe that the combined salary and annual bonus compensation of executive officers for the fiscal year ended March 31, 1996 was generally targeted at the competitive median, and in some cases, above the estimated 75th percentile of market practice.

In this connection, the Committees also note:

(i)

that the Company's performance was outstanding when compared to that of other companies in terms of growth in, and size of, gross profits, net pre-tax profits and net income, and in terms of absolute and relative rates of return;

(ii)

that the Company as a whole and the CFS and ContiMortgage operations separately continue to have low headcounts relative to their competitors, while still performing well on an absolute and relative basis, when compared to such competitors; and

(iii)

that the total compensation and benefits costs for CFS, ContiMortgage and the Company as a whole when compared to gross revenues net of interest expense, net pre-tax profits and net income continue to compare very favorably to such data for a number of other publicly traded companies in the mortgage lender/finance company and investment banking sectors.

Annual Bonus Opportunities for Fiscal Year Ended March 31, 1997

     In conjunction with the proposal to adopt the Section 162(m) Bonus Plan (see Exhibit A), the annual bonus plans for CFS and ContiMortgage for the fiscal year ended March 31, 1997 reflect various structural changes, including
(i) the elimination of certain charges from CFS to ContiMortgage based on securitization volume, (ii) the elimination of CFS's 25% share of ContiMortgage's annual bonus pool, (iii) the allocation to CFS of a portion of the REMIC revenue and other gain/income realized on securitizations and whole loan sales, and (iv) modification of deferral provisions.

IPO-Related Restricted Stock and Stock Option Grants'

     The Company, in connection with the IPO, made stock option grants to executive officers and other key employees to purchase 1,857,555 shares and 708,626 shares, respectively, of the Company's Common Stock at an exercise price of $21.00 per share, and restricted stock grants to such groups of 1,057,765 and 272,767 shares, respectively. In addition, as a result of the underwriter's exercise in full of their over allotment option, additional stock option grants to executive officers and other key employees were made to purchase 41,490 shares and 15,829 shares, respectively, of the Company' s Common Stock at an exercise price of $26.25 per share.

     No additional stock option grants have been made since the IPO-related grants described above. The Stock Plan Committee anticipates making certain option grants at a later date (for example, to newly hired executives), but no decisions have yet been made, or policies set, as to the criteria for or the timing or size of such grants. As of April 1, 1996, 483,863 shares were available for grant under the Company's 1995 Stock Plan. The Stock Plan Committee presently does not anticipate making any additional restricted stock grants.

CEO Compensation

     Based on the Committee's assessment of (i) the Company's level of performance during fiscal year ended March 31,1996, (ii) Mr. Moore's efforts and performance during that year, and (iii) 1995 survey and 1995-1996 proxy data and the advice of the Company's outside compensation consultants regarding such data, the Compensation Committee believes that Mr. Moore' s $250,000 salary rate for the fiscal year ended March 31, 1996 was generally competitive with median practice for the heads of mortgage-backed/asset-backed securities finance operations, and was otherwise conservative when compared to the proxy data for chief executive officers at publicly traded companies in the mortgage lender/finance company sector.

     Mr. Moore was awarded an annual bonus of $2,400,000 for the fiscal year ended March 31, 1996, based on the Company's and his outstanding performance for that fiscal year -- an award which the Committees believe was appropriate in view of (i) the very substantial increases in gross profits, net pre-tax profits and net income both in absolute dollars and relative to the preceding fiscal year at CFS, at ContiMortgage and on a Company-wide basis; (ii) CFS's continued success in building its portfolio of strategic alliances and in maintaining its position as a significant competitor in both the private and public mortgage-backed/asset backed securities finance markets; (iii) ContiMortgage's continued success in building its position as a significant competitor in the home equity lending market, as evidenced by the increased volume, and dollar value, of ContiMortgage's loan production and the increased size of its servicing portfolio; and

(iv) a very successful initial public offering, resulting in a fiscal year-end market capitalization in excess of $1,300,000,000.

     Based on the survey and proxy data considered and the advice of the Company's outside compensation consultants regarding such data, the Compensation Committee believes that this annual bonus payout, and Mr. Moore's resulting total cash compensation for the fiscal year ended March 31, 1996, was competitive with the estimated median to the 75th percentile total cash compensation levels for comparable positions.

     In connection with the IPO, the Company granted Mr. Moore an option to purchase 468,945 shares of the Company's Common Stock at an exercise price of $21.00 per share and 10,475 shares at an exercise price of $26.25 per share, and 292,715 shares of restricted Common Stock. The Committees note that, as a result of size and vesting schedules for those grants, Mr. Moore has a substantial stake in the longer term success of the Company as measured by the price of the Company's stock -- a stake that the Committees believe creates a mutuality of interests with those of the Company's stockholders and provides effective balance vis-a-vis Mr. Moore's annual bonus opportunities.

     Prior to the IPO, the Company adopted the ContiFinancial Services Long-Term Incentive Compensation Plan to compensate executive officers of the Company for performance related to the Company's investments in strategic alliance clients. Under the ContiFinancial Services Long-Term Incentive Compensation Plan, selected employees of the Company are eligible to earn cash incentive awards based upon the proceeds realized upon the sale or deemed sale by Continental Grain of certain equity interests in the Company's strategic alliance clients which were obtained by the Company for Continental Grain as compensation for the Company's investment banking services. Payments made in respect of the ContiFinancial Services Long-Term Incentive Compensation Plan are made by the Company and reimbursed by Continental Grain In fiscal 1996, Mr. Moore received $350,00 in respect of the ContiFinancial Services Long-Term Incentive Compensation Plan.

Conclusion

     Based on the above factors, the Committees believe that the total cash compensation paid to the Company's Chief Executive Officer and executive officers was competitive in light of the Company's excellent performance and its ability to manage its general and administrative costs at significantly more efficient levels than comparable companies. Prospectively, the Company intends to continue to pay total compensation at or above the 75th percentile levels for excellent to outstanding performance. The Committees intend to maximize the deductibility of compensation paid to executive officers but will also consider other factors affecting compensation that are in the best interests of the Company and its stockholders which may preclude it from preserving the tax deductibility of certain compensation payments.

Compensation Committee                          Stock Plan Committee

Donald L. Staheli                               John W. Spiegel
John W. Spiegel                                 John P. Tierney
John P. Tierney

                            DIRECTOR COMPENSATION

     The Company's policy is not to pay any additional compensation to directors who are also employees of the Company and its subsidiaries. Non-employee directors of the Company (including officers of Continental Grain) receive a $23,000 annual fee for sewing as a member of the Board of Directors, a $9,000 annual fee for attending all meetings of the Board of Directors in any fiscal year and a $3,000 annual fee for acting as a chairperson of a committee of the Board of Directors. All non-employee directors who are employees of Continental Grain will transfer any fees paid to them to Continental Grain in accordance with Continental Grain's corporate policy.

     Under the Directors Retainer Fee Plan (the "Directors Plan"), a Director who is not an employee of the Company or an affiliate (an "Eligible Director") may elect to receive payment of all or any portion of his or her annual cash retainer and meeting fees (including fees for chairing committees) either currently, in cash or shares of Common Stock, or may elect to defer receipt of any such payment. Any deferral election must be made pursuant to an irrevocable election made six months in advance of the deferral.

     Deferrals are invested, at the election of the Eligible Director, in (i) a stock unit account to which earnings are credited based on dividends payable with respect to shares of Common Stock, or (ii) a cash account to which interest is credited annually at the prime rate as published in The Wall Street Journal prior to the beginning of each fiscal year of the Company. As elected by the Eligible Director, distributions are made on the first day of the month following the earliest to occur of the Director's (i) death, (ii) disability or (iii) termination of service or retirement. Distributions made from an Eligible Director's stock unit account will be paid in a single payment in the form of shares of Common Stock (and cash representing any fractional share); distributions from an Eligible Director's cash account will be paid in a single cash payment or in up to 15 annual installments, at the election of the Eligible Director.

     The Directors Plan is administered by the Board of Directors. No rights granted under the Directors Plan are transferable other than pursuant to the laws of descent or distribution. The Directors Plan may be amended or terminated by the Board of Directors, provided that no amendment or termination may adversely affect any rights accrued prior to the date of amendment or termination and provided that any amendment for which stockholder approval is required by law or in order to maintain continued qualification of the Directors Plan under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, shall not be effective until such approval has been obtained. The aggregate number of shares authorized for issuance under the Directors Plan is 50,000.

                              PERFORMANCE GRAPH

     Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends) of the Company from February 14, 1996 (the month in which the Company's Common Stock became registered under Section 12 of the Securities Exchange Act of 1934, as amended) through March, 1996, to the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Company's peer group (the "Peer Group"). The companies included in the Peer Group consist of Advanced Financial, Advanta Corp. (Class A), American Asset Management

Corp., Beneficial Corporation, Cityscape Financial Corp., Countrywide Credit Industries, Inc., Credit Depot Corporation, First Financial Caribbean Corp., First Mortgage Corporation (California), Fund American Enterprises Holdings, Inc., Green Tree Financial Corp., Hamilton Financial Services, Helmstar Group, Inc., Imperial Credit Industries Inc., Litchfield Financial Corp., Lomas Financial Corp., Mercury Finance Co., The Money Store Inc., North American Mortgage Co., Paragon Mortgage Corp., Resource Bancshares Mortage Group, Inc., United Companies Financial Corporation, and Westmark Group Holdings Inc.
     The total stockholder return assumes $100 invested at the beginning of the period in Contifinancial's Common Stock, the "S&P 500" and the "Peer Group".

                         TOTAL SHAREHOLDER RETURNS


DATE        CONTIFINANCIAL CORP        S&P 500 INDEX     PEER GROUP
- ----        -------------------        -------------     ----------

2/14/96          $100.00                  $100.00          $100.00

2/29/96           122.62                    97.69           100.55

3/31/96           148.81                    98.63           109.99



                           CERTAIN TRANSACTIONS


     Continental Grain is the Company's largest stockholder, owning approximately 81% of the Company's outstanding Common Stock. As a result of its ownership interest, Continental Grain effectively has voting control on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. Five of the Directors of the Company are officers of Continental Grain, and constitute a majority of the Board of Directors.

     In the reorganization that occurred in December 1995, (i) ContiTrade Services Corporation ("ContiTrade Services"), a subsidiary of Continental Grain, transferred certain of its businesses (excluding its trade finance business) to ContiTrade Services L.L.C. "ContiTrade"), (ii) ContiTrade Services transferred the common stock of its subsidiaries, ContiMortgage and

ContiFinancial Services, and its excess spread receivables (which represent interest-only and residual certificates received upon the completion of a securitization) to Continental Grain, and {iii) Continental Grain transferred all of the common stock of ContiMortgage, ContiFinancial Services, ContiFunding Corporation, and all of its members' interests in ContiTrade and ContiSecurities Asset Funding II, L.L.C. (such corporations and limited liability companies are collectively referred to as the "Subsidiaries") and the transferred excess spread receivables, to the Company in exchange for 35,918,421 shares of Common Stock. As a result, the Company acquired all of the common stock or members' interests of the Subsidiaries. As part of the historical business of the Company, subsidiaries of Continental Grain received certain equity interests in certain originators of consumer and commercial loans, leases and receivables ("Pre-IPO Strategic Alliance Equity Interests"). Continental Grain retained the Pre-IPO Strategic Alliance Equity Interests, which do not appear in the Company's consolidated Financial Statements.

TRANSACTIONS  WITH  CONTINENTAL  GRAIN  PRIOR  TO THE COMPANY'S INITIAL PUBLIC
OFFERING

     In February 1996, the Company paid a cash dividend of $305,000 to Continental Grain to reduce the Company's stockholder's equity to $129.1 million.

     The Company's subsidiaries had inter-company borrowings from Continental Grain (including borrowings that were deemed equity by Continental Grain) of $114.9 million at March 31, 1995 and $384.7 million at February 13, 1996 (the day prior to the Company's IPO). The interest charged to the Company under these inter-company borrowings was either (i) a rate equal to Continental Grain's FMA Rate or (ii) 0% (to the extent that Continental Grain deemed any borrowing to be non-interest bearing). The FMA Rate is Continental Grain's all-inclusive weighted average cost of short-term funds.

     Prior to the IPO, ContiTrade Services and ContiTrade were parties to purchase and sale facilities with several financial institutions pursuant to which ContiTrade Services and ContiTrade sold certain of their qualifying securitizable assets to these financial institutions with limited recourse, Under the purchase and sale facilities, the financial institutions granted ContiTrade Services and ContiTrade a right of first refusal to repurchase the assets prior to any third party sales. Continental Grain guaranteed each of ContiTrade Services' and ContiTrade's performance under these agreements. Upon completion of the IPO, these guarantees were terminated.

     ContiFinancial occupies approximately one floor of space leased by Continental Grain. ContiTrade Services was allocated a proportionate amount of the lease rental for this space aggregating $876,000 and $832,000, in fiscal year 1996 and 1995, respectively. ContiMortgage's leasehold obligations for its national and regional office in Horsham, Pennsylvania are guaranteed by Continental Grain, Its guarantee will continue for the term of the lease.

     In sales of excess spread receivables by a subsidiary of the Company, Continental Grain guaranteed the performance obligations of the Company. This guarantee will continue for the term of the sale agreements. See Note 11 to the Consolidated Financial Statements of the Company included in the Annual Report previously sent to the stockholders of the Company.

     In addition, from time to time, Continental Grain has guaranteed certain indemnification obligations of the Company's subsidiaries in connection with its asset securitization business and otherwise.

     Prior to the Company's initial public offering, Continental Grain provided various corporate services to the Company including tax and personnel administration, communications, insurance, treasury, legal, internal audit, accounting, audit and other corporate services. The allocated costs for these and other services were $1.9 million and $2.8 million in fiscal year 1996 and 1995, respectively. Personnel of ContiTrade participated in Continental Grain pension, savings, medical and dental, disability, life, deferred compensation and other employee benefit plans.

TRANSACTIONS IN CONNECTION WITH THE INITIAL PUBLIC OFFERING

     The following are summaries of the various agreements between the Company (or one of its wholly owned subsidiaries) and Continental Grain (or one of its subsidiaries), which summaries are qualified in their entirety by reference to such agreements. Each of the agreements was entered into by the Company and Continental Grain prior to or upon completion of the Company's IPO.

Excess Spread Receivable Transfer

     On February 14, 1996, the Company transferred $60.7 million of its excess spread receivables to Continental Grain in order to reduce the amount of the intercompany financing provided by Continental Grain to the Company to $324 million. In the transfer of the excess spread receivables, the consideration received by the Company was equal to the book value of the excess spread receivables transferred. Based upon the Company's valuation of these excess spread receivables and other sales transactions with unrelated third parties, the Company believes that the book value of such excess spread receivables represented the fair value of such excess spread receivables~

Indemnification Agreement

     Continental Grain and the Company have entered into an amended and restated indemnification agreement (the "Indemnification Agreement"). Subject to certain exceptions, the Indemnification Agreement places financial responsibility for the liabilities related to the business of the Company and its subsidiaries with the Company and financial responsibility for the liabilities related to the business of Continental Grain and its other subsidiaries with Continental Grain (including liability relating to Wellington Funding and Business Consulting, Inc. v. Continental Grain Company, ContiTrade Services Corporation and ContiFinancial Services Corporation). Under the Indemnification Agreement, each of Continental Grain and the Company indemnify the other in the event of certain liabilities relating to the IPO, including liabilities under the Securities Act or the Exchange Act. The Company is not aware of any material payments that it is required to make, or that it may be entitled to receive, under the Indemnification Agreement. No amounts were paid under the Indemnification Agreement in fiscal year 1996.

Tax Sharing Agreement

     The Company is a member of the Continental Grain Group (the "CGC Group") which files a consolidated Federal income tax return and combined state tax returns in certain states. The Company and Continental Grain have entered into an agreement (the "Tax Sharing Agreement") which (i) defines their respective rights and obligations with respect to federal, state, local and all other taxes for all taxable periods both prior to and after the offering and (ii) governs the conduct of all audits and other tax controversies relating to the Company and its subsidiaries. Prior to the IPO, the Company had an informal tax sharing arrangement.

     Pursuant to the Tax Sharing Agreement, the Company is charged or credited, as the case may be, for its Federal income liability or refund that would have been payable or received by the Company for such year, or portion thereof, determined as if the Company (including its subsidiaries) had filed a separate Federal income tax return computed in accordance with prevailing Federal income tax laws and regulations as applied to the Company as if it were a separate taxpayer. The Company paid or accrued approximately $42 million in Federal taxes to Continental Grain under its formal and informal arrangements in fiscal year 1996.

Employee Benefit Allocation Agreement

     Employees of the Company are eligible to participate in Continental Grain employee benefit plans. Pursuant to an employee benefit allocation agreement (the "Employee Benefit Allocation Agreement"), the cost of the Company's employees' participation in these programs is allocated to the Company based on the actual cost incurred by its employees plus an allocated cost of administration of the plans and overhead. Under the Employee Benefit Allocation Agreement, Continental Grain provides payroll and compensation administration, including access to Continental Grain's licensed personnel software, to the Company and its subsidiaries. The Company reimburses Continental Grain for all actual costs and administrative expenses incurred by Continental Grain for the benefit of employees of the Company. The Company reimburses Continental Grain for all costs incurred in connection with pension benefits to employees on a stand alone company basis. The Company paid $2.1 million to Continental Grain under its formal and informal employee benefit allocation arrangements in fiscal 1996.

Services Agreement

     Pursuant to an agreement between Continental Grain and the Company (the "Services Agreement"), Continental Grain provides the Company certain corporate services, including treasury administration, risk management, internal audit, federal and state tax (including payroll) administration, management information and communications support services, public affairs, and facilities management, until March 31, 1999 and from year to year thereafter unless terminated by either party upon 90 days prior written notice. Prior to the IPO, the Company had an informal services arrangement. With 90 days prior written notice, the Company is permitted to terminate the Services Agreement at March 31, 1998. The costs for services provided pursuant to the Services Agreement are determined at the beginning of each fiscal year of the Company, based on Continental Grain's estimate of the percentage of its annual overall costs for providing such services attributable to the Company and any subsequent adjustments thereto will be made as necessary in the event such estimate proves to be incorrect. The Company paid or accrued $1.9 million for such services (which does not include the guarantee fees described in the next paragraph) in fiscal 1996

     The Services Agreement also provides that Continental Grain may, but is not obligated to, provide guarantees of obligations due third parties. Prior to the IPO, the Company had an informal guarantee fee arrangement. For these guarantees, the Company will pay Continental Grain annual fees of (i) 0.05% of the daily average of the utilized sale capacity under any loan or asset purchase and sale facilities guaranteed by Continental Grain; (ii) 0.25% of the (x) daily average amount at risk to Continental Grain under any excess spread receivable or similar structured sale of excess spread receivables guaranteed by Continental Grain; (y) daily average amount of the outstanding debt under any loan agreement or other debt instruments guaranteed by Continental Grain; and (z) annual average amount remaining to be paid by the Company under any leases and other payment obligations guaranteed by Continental Grain and not described in clauses (x) and (y) of this sub-clause
(ii); (iii) 0.005% of the amount of proceeds received by the Company in any underwriting agreement guaranteed by Continental Grain; and (iv) with respect to any other indemnification and performance obligations guaranteed by Continental Grain, 0.25% of the lesser of(a) the daily average of the maximum amount payable by the Company under such indemnity or performance obligation and (b) the amount of proceeds received by the Company in the related transaction. Any guarantee fee ceases to be payable when the Company is no longer legally required to make any such indemnification or performance payment. The Company paid or accrued $35,600 in guarantee fees for such services in fiscal 1996.

     Pursuant to the Services Agreement, the Company has agreed that if, and at such time when, Continental Grain owns less than 20% of the voting stock of the Company, the Company will, at the request of Continental Grain, change the names of the Company and its subsidiaries to names that are not the same as, or confusingly similar to, Continental Grain's current corporate name, including eliminating the term "Conti" from such names.

     Finally, the Services Agreement provides that the Company may request Continental Grain to provide such other corporate services as it routinely provides to other subsidiaries and divisions.

Sublease

     The Company and Continental Grain entered into a sublease agreement (the "Sublease") pursuant to which the Company subleases from Continental Grain approximately 18,000 square feet of office space at 277 Park Avenue, New York, New York. Prior to the IPO, the Company had an informal sublease arrangement. Under the terms of the Sublease, the Company will pay $42.25 per square foot in base rent and $3.12 per square foot in electric costs. As a subtenant, the Company assumes its proportionate share (16.2%) of the additional rental expenses paid by Continental Grain as a lessee under the terms of its lease. The term of the Sublease extends until February 28, 2000. The Company paid $876,000 to Continental Grain under its formal and informal sublease arrangements in fiscal year 1996.

Notes

     On February 14, 1996, to refinance $324 million of intercompany financing, Continental Grain purchased from the Company a $125 million five-year note issued pursuant to an indenture (the "Indenture Note"), a $74 million four-year note (the "Four Year Note") and a $125 million note maturing September 30, 1997 (the "Term Note" and, collectively with the Indenture Note and the Four Year Note, the "Notes").

     The Indenture Note will mature on February 14, 2001 and pays interest at a fixed rate of 7.96% per annum. The principle of the Indenture Note is required to be repaid in four equal annual installments commencing on February 14, 1998. Interest in the amount of $1,244,000 was paid on the Indenture Note in fiscal year 1996. The Four Year Note will mature on February 14, 2000 and pays interest semi-annually at 8.02% per annum. During the first two years after its issuance on February 14, 1996, interest on the Four Year Note is not paid in cash but accrues and is added to the principal amount of the Four Year Note. Interest in the amount of $758,000 accrued on the Four Year Note in fiscal year 1996. After February 14, 1998, interest on the Four Year Note will be payable in cash. The Term Note will mature on September 30, 1997 and pays interest at a variable rate equal to one month LIBOR plus 125 basis points, adjusted monthly. Interest in the amount of $1,049,000 was paid on the Term
Note in fiscal year 1996. The Notes may be prepaid in whole or in part at any time without premium or penalty.

     The Notes contain a number of significant covenants that, among other things, require that the Company and its subsidiaries on a consolidated basis maintain a certain minimum current ratio (current assets to current liabilities), a maximum total liabilities to equity ratio, a maximum long-term debt to equity ratio, a minimum net worth, a limitation on incurring indebtedness and certain liens, and a limitation on acquisitions, investments or capital expenditures of the Company. The Notes also contain events of default relating to the Company and its subsidiaries including but not limited to the failure of the Company to pay principal and interest when due, covenant defaults and bankruptcy event defaults.

Registration Rights

     Under a Common Stock Registration Rights Agreement (the "Common Stock Registration Rights Agreement") between the Company and Continental Grain, the Company has granted Continental Grain the right to require the Company to register shares of Common Stock held by Continental Grain for sale in accordance with Continental Grain's intended method of disposition thereof (a "demand registration"). Continental Grain may require up to six such demand registrations, with no more than one every six months. Additionally, the Company has granted to Continental Grain the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggy-back registration"). The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by Continental Grain in connection with the demand registration and piggy-back registrations. Subject to certain limitations specified in the Common Stock Registration Rights Agreement, Continental Grain's registration rights are assignable to third parties. The Common Stock Registration Rights Agreement contains indemnification and contribution provisions by the Company for the benefit of Continental Grain and permitted assigns and their related persons.

     Under an Indenture Note Registration Rights Agreement (the "Indenture Note Registration Rights Agreement") between the Company and Continental Grain, the Company has granted Continental Grain one demand registration with respect to the Indenture Note (or portion thereof), The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by Continental Grain in connection with the demand registration. Subject to certain limitations specified in the Indenture Note Registration Rights Agreement, Continental Grain's registration rights are assignable to third parties. The Indenture Note Registration Rights Agreement will contain indemnification and contribution provisions by the Company for the benefit of Continental Grain and permitted assigns and their related persons.

     The Company has adopted a policy that, all material agreements between the Company and Continental Grain and its affiliates are reviewed and passed on for fairness by a committee of the Board of Directors comprised of independent directors.

                         WITHHOLDING TAX LOAN PROGRAM

     The Company has granted "restricted" Common Stock (the "Restricted Stock") and options to purchase Common Stock (the "Options") to its key officers and managers under the 1995 Stock Plan. In order to facilitate the continued ownership of such Restricted Stock and Options by those key officers following vesting, the Company implemented a withholding tax loan program to allow such officers to borrow funds from the Company to pay for a portion of the withholding taxes due upon the vesting of the Restricted Stock and Options.

     The following list includes directors and executive officers of the Company who have received such loans over $60,000 and the amount of the loan outstanding (such amounts have not changed since the loan was originally made). Interest charged on each loan is equal to one-month LIBOR plus 1.25%. The first interest payment is due March 14, 1997.

James E. Moore - President, Chief Executive Officer and Nominee for Director ($873,000)

A.  John  Banu   -  Senior  Vice  President  and  Managing Director ($453,774)

Glenn S. Goldman - Senior Vice President and Managing Director ($453,774)

Scott M. Mannes  -  Senior  Vice  President  and  Managing Director ($453,774)

Robert J. Babjak -  Senior Vice President ($90,221)

Daniel J. Egan   -  Senior Vice President ($90,221)

James E. Pedrick -  Senior Vice President ($125,515)


               APPROVAL OF NEW SECTION 162(M) PERFORMANCE BASED
                             EXECUTIVE BONUS PLAN

Background

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly traded company from taking a tax deduction for compensation in excess of $1 million paid to the company's chief executive officer or any of the company's four next highest paid executive officers, subject to several exceptions, including an exception for compensation paid under a shareholder-approved plan that is "performance-based" within the meaning of Section 162(m).

     The Company's Board of Directors, the Compensation Committee of such Board and the Section 162(m) Plan Committee of such Board (described below) believe that, as a matter of general policy, the Company's annual incentive compensation plans should be structured to facilitate compliance with Section 162(m), but that the Section 162(m) Plan Committee should reserve the right to establish separate annual and other incentive compensation arrangements for otherwise covered executive officers that may not comply with Section 162(m) if it determines, in its sole discretion, that doing so would be in the Company's best interests.

     In June 1996, in an effort to take advantage of the Section 162(m) exception for "performance-based" plans, the Section 162(m) Plan Committee and the Company's Board of Directors approved the adoption of the Company's
Section 162(m) Performance Based Executive Bonus Plan (the "Section 162(m) Bonus Plan"), subject to the approval of such plan by the Company's shareholders at the Company's 1996 annual meeting.

     The following is a summary of the key features of the Section 162(m) Bonus Plan, the full text of which is set forth in Exhibit A.

Purpose

     The purpose of the Section 162(m) Bonus Plan is (i) to retain and motivate key senior executives of the Company who have been designated as participants in the Section 162(m) Bonus Plan for a given fiscal year, by providing them with the opportunity to earn annual bonus awards that are based on the extent to which specified performance goals for such year have been achieved or exceeded and (ii) to structure annual bonus opportunities in a way that will qualify the awards made as "performance-based" for purposes of
Section 162(m) so that the Company will be entitled to a tax deduction on the payment of such incentive awards to such employees.

     Bonus eligible executive officers and other key employees not designated as participants in the Section 162(m) Bonus Plan for any given year will generally be eligible for coverage under one of the Company's other annual bonus plans and arrangements.

Administration

     The Section 162(m) Bonus Plan will be administered by the Stock Plan Committee (in such capacity, the "Section 162(m) Plan Committee"), consisting of at least two non-employee directors, each of whom is intended to qualify as an "outside director" within the meaning of Section 162(m) of the Code. The
162(m) Plan Committee has board administrative authority to, among other things, designate participants, establish performance goals, determine the effect of participant termination of employment and change of control transactions prior to payment of an award, and interpret and administer the
Section 162(m) Bonus Plan.

Participants

     The participants in the Section 162(m) Bonus Plan for any given year will be designated by the Section 162(m) Plan Committee, in its sole discretion, within the first 90 days of such year. Such determinations may vary from year to year and shall be based primarily on the Section

162(m) Plan Committee's judgment as to which executive officers are likely to be the named executive officers of the Company for proxy purposes as of the end of such year.

     Participants in the Section 162(m) Bonus Plan for any given fiscal year may include any key employee of the Company (including any subsidiary, operating unit or division) who is an executive officer of the Company and who is designated as a participant in the Section 162(m) Bonus Plan for such year by the Section 162(m) Plan Committee. The Company currently has 13 executive officers.

Annual Bonus Opportunities and Awards

     Within the first 90 days of each fiscal year commencing on or after April 1, 1996, the Section 162(m) Plan Committee shall specify the applicable performance measures and targets to be used under the Section 162(m) Bonus Plan for such year which may vary from participant to participant, and may be based on one or more financial performance measures regarding Company, subsidiary, operating unit or division performance of the following: adjusted net profits, pre-tax or after-tax net income, operating income, gross revenue, profit margin, stock price or cash flows (in each case before or after such objective income and expense allocations or adjustments as the Section 162(m) Plan Committee may specify within the first 90 days of the fiscal year), including measures or targets that (i) are expressed on an absolute or relative basis, (ii) focus on internal targets, (iii) are based on comparison(s) with prior performance, (iv) are based on comparison(s) to capital, shareholders' equity, shares outstanding, assets or net assets and/or
(v) are based on comparison(s) to the performance of other companies.

     The target bonus opportunity for each participant may be expressed as a dollar-denominated amount or as a percentage share of a bonus pool to be created under the Section 162(m) Bonus Plan, provided that, if a pool approach is used, the total bonus opportunities represented by the shares designated for the participants for such year shall not exceed 100% of the pool.

     The actual bonus awarded to any given participant at the end of a given year shall be based on the extent to which the applicable financial performance goals for such year are achieved as determined and certified by the Section 162(m) Plan Committee and on such Committee's determinations as to whether and to what extent to apply a reduction adjustment with respect to the participant based on various considerations relating to, among other things, the overall performance of the Company and its operating units and divisions, the individual participant's impact on and contributions to such performance, and the aggregate level of annual bonuses to be paid within the Company and its operating units and divisions based on such performance, provided that no such reduction adjustment will result in an increase in the amount of compensation otherwise payable to any other participant in the Section 162(m) Bonus Plan.

Estimated Benefits

     Due to the fact that the award opportunities under the Section 162(m) Bonus Plan for the fiscal year ending in March 1997 are tied to results versus specific performance measurements that are not determinable until after the end of the fiscal year and are subject to the Section 162(m) Plan Committee's determinations regarding the extent of any reduction adjustments that will be applied which likewise are not determinable until after the end of the fiscal year, the amounts that will be paid under the Section 162(m) Bonus Plan for the fiscal year ending in March 1997 are not currently determinable. However, under its terms, the annual bonus paid under the Section 162(m) Bonus Plan to any individual participant cannot in any event exceed $4 million for any one participant. The highest annual bonus that the Company has paid to any current executive officer in the last three fiscal years was less than $2.5 million.

     The annual bonus that would have been payable under the Section 162(m) Bonus Plan if it had been adopted and in place for the fiscal year ending in March 1996 is likewise not readily determinable due to differences in the applicable bonus formulas for the fiscal years ending in March 1996 and March 1997 and to the unknown nature and extent of the Section 162(m) Plan Committee's determinations regarding the extent of any reduction adjustments.

Amendment and Termination

     The Board of Directors may terminate the Section 162(m) Bonus Plan, in whole or part, and may amend the Section 162(m) Bonus Plan from time to time provided (i) that, without the participant's written consent, no such amendment or termination shall adversely affect the annual bonus rights (if any) of any already designated participant for a given fiscal year once the participant designations and performance goals for such year have been announced and (ii) that the Board of Directors shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m)). Section 162(m) Bonus Plan amendments will require stockholder approval only if required under Section 162(m).

Federal Income Tax Consequences

     Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. The Company shall receive a deduction for the amount constituting ordinary income to the participant, provided that the Section 162(m) Bonus Plan satisfies the requirements of the Section 162(m) which limits the deductibility of non-performance related compensation paid to certain corporate executives. It is the Company's intention that the Section 162(m) Bonus Plan be adopted and administered in a manner that maximizes the deductibility of compensation under Section 162(m) for the Company.

Vote Required

     The affirmative vote of a majority of the stockholders present in person or represented by proxy at the Annual Meeting is required to approve the
Section 162(m) Bonus Plan. The Board is of the opinion that the adoption of the Section 162(m) Bonus Plan is advisable and in the best interest of the Company.

     If so approved, the Section 162(m) Bonus Plan will be effective for the fiscal year commencing April 1, 1996 and will remain effective until the end of the fiscal year ending March 31,2001, unless the Board of Directors terminates the Section 162(m) Bonus Plan earlier.

     THE  BOARD  OF  DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE PROPOSED
SECTION 162(m) BONUS PLAN BY THE STOCKHOLDERS. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF THE COMPENSATION PLAN.

                        RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent certified public accountants for the year ending March 31, 1997. Ratification of such appointment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and voting in person or by proxy at the Annual Meeting or any adjournment thereof.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING MARCH 31, 1997. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH APPOINTMENT.

                                OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matter in accordance with their judgment.

                                ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY AT CONTIFINANCIAL CORPORATION, 277 PARK AVENUE, NEW YORK, NEW YORK 10172.

                            STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company on or prior to March 31, 1997 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 1997 Annual Meeting.

                              OTHER INFORMATION

     The  cost  of  preparing,  assembling,  printing  and  mailing this Proxy
Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company.

                                   By order of the Board of Directors,



                                   Alan L. Langus
                                   Secretary



New York, New York
July 26, 1996

                                                                    EXHIBIT A

                          CONTIFINANCIAL CORPORATION
            SECTION 162(M) PERFORMANCE BASED EXECUTIVE BONUS PLAN


     SECTION 1. PURPOSE OF PLAN. The purpose of the ContiFinancial Corporation (the "Company") Section 162(m) Performance Based Executive Bonus Plan (the "Plan") is:

(i)

to retain and motivate key senior executives of the Company who have been designated as Participants in the Plan for a given fiscal year, by providing them with the opportunity to earn annual bonus awards that are based on the extent to which specified performance goals for such year have been achieved or exceeded; and

(ii)

to structure such annual bonus opportunities in a way that will qualify the awards made as "performance-based" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor section) so that the Company will be entitled to a tax deduction on the payment of such incentive awards to such employees for such year.

     SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall the meanings set forth below:

(a) "ADJUSTED NET PROFITS" shall mean, for any given fiscal year:

(i)

in the case of the Company, the net income of the Company before income taxes, and

(ii)

in the case of any subsidiary, division or operating unit of the Company, the net income of such subsidiary, division or operating unit before income taxes,

in both cases as determined in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the Company's audited financial statements, (x) before taking into account any annual bonus awards for such fiscal year under this Plan or under the General Annual Bonus Plans for ContiFinancial Services Investment Banking Group N.Y. ("CF-NY") and ContiMortgage Corporation ("ContiMortgage"), (y) but after taking into account all interest expenses and all applicable direct and other allocated charges from the Company and Continental Grain Company, and (z) subject, in the case of any subsidiary, division or operating unit of the Company, to such special objective income and expense allocation rules as the Plan Committee may establish for any fiscal year for purposes of this Plan within the first 90 days of such fiscal year.

     (b) "ANNUAL BASE SALARY" shall mean the amount of base salary paid to a Participant for a given year, adjusted to include the amount of any base salary deferrals for such year, unless the Plan Committee otherwise specifies at the time that the Participant's award opportunity for a given fiscal year is established.

      (c) "Board" shall mean the Board of Directors of the Company as constituted from time to time.

      (d) "Cause" shall mean "cause" as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or, if there shall be no such agreement, (i) Participant's engagement in misconduct which is materially injurious to the Company or its affiliates,
(ii) Participant's continued failure to substantially perform his or her duties to the Company, (iii) Participant's repeated dishonesty in the performance of his or her duties to the Company, (iv) Participant's commission of an act or acts constituting any (A) fraud against, or misappropriation or embezzlement from the Company or any of its affiliates, (B) crime involving moral turpitude, or (C) offense that could result in a jail sentence of at least 30 days or (v) Participant's material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company. The determination of the existence of Cause shall be made by the Committee in good faith, which determination shall be conclusive for purposes of this Plan.

     (e) "Chance of Control" shall have the same meaning as set forth in the ContiFinancial Corporation 1995 Long-Term Stock Incentive Plan, as amended from time to time (the "1995 LTSIP").

      (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     (g) "Committee" or "Plan Committee" shall mean the committee of the Board consisting solely or two or more non-employee directors (each of whom is intended to qualify as an "outside director" within the meaning of Section 162(m) of the Code) designated by the Board as the committee responsible for administering and interpreting the Plan.

     (h) "Company" shall mean ContiFinancial Corporation, a corporation organized under the laws of the State of Delaware, and any successor thereto.

     (i) "Disability" shall mean "disability" as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or if there shall be no such agreement, as defined in the Company's long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, the Participant's becoming physically or mentally incapacitated and consequent inability for a period of six months in any twelve consecutive month period to perform his duties to the Company.

     (j) "Executive Officer" shall have the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, in each case as amended from time to time.

     (k) "INDIVIDUAL AWARD OPPORTUNITY" shall mean the performance-based award opportunity for a given Participant for a given fiscal year as specified by the Plan Committee within the first 90 days of such year, which may be expressed in dollars or on a formula basis that is consistent with the provisions of this Plan.

     (l) "Negative Discretion" shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate, or reduce the size of, a bonus award otherwise payable to a Participant for a given fiscal year, provided that the exercise of such discretion would not cause the award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used (i) to provide for an award under the Plan in excess of the amount payable based on actual performance versus the applicable performance goals for the year in question, or in excess of the maximum individual award limit specified in Section 6(b) below, or (ii) to increase the amount otherwise payable to any other Participant.

     (m) "Participant" shall mean, for any given fiscal year with respect to which the Plan is in effect, each key employee of the Company (including any subsidiary, operating unit or division) who is an Executive Officer of the Company and who is designated as a Participant in the Plan for such year by the Committee pursuant to Section 4 below.

     (n) "Plan" or "Section 162(m) Plan" shall mean the ContiFinanciai Corporation Section 162(m) Performance Based Executive Bonus Plan as set forth in this document, and as amended from time to time.

     (o) "Retirement" shall mean any termination of employment with the Company and its subsidiaries (other than a termination by the Company (or any of its subsidiaries) for Cause) that (i) qualifies as a "retirement" event under the terms of Continental Grain Company's Salaried Employee Retirement Plan (or any successor pension plan in which the Company participates), and
(ii) is approved in writing as a "Retirement" event for purposes of this Plan by (or pursuant to procedures established by) the Plan Committee.

     SECTION 3. ADMINISTRATION.

     (a) GENERAL. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law (including, but not limited to, Section 162(m) of the Code), and in addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, after taking into account, in its sole and absolute discretion, the recommendations of the Company's Chief Executive
Officer:

(i)

to designate (within the first 90 'days of each fiscal year) the Participants in the Plan and the individual award opportunities and/or, if applicable, bonus pool award opportunities for such fiscal year;

(ii)

to establish (within the first 90 days of each fiscal year) and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for such fiscal year;

(iii)

to determine and certify the bonus amounts earned for any given fiscal year, based on actual performance versus the performance goals for such year, after making any permitted Negative Discretion adjustments;

(iv)

to decide (within the first 90 days of any given fiscal year) any issues relating to the impact on the bonus awards for such fiscal year of (A) a termination of employment (due to death, Disability, Retirement, voluntary termination (other than Retirement), termination by the Company other than for Cause, or termination by the Company for Cause), provided, in each case, that no payment shall be made for any given fiscal year prior to the time that the Plan Committee certifies, pursuant to Section 6(c)(i) below, that the applicable performance goals for such fiscal year have been met or (B) a Change of Control, that are not resolved under the express terms of the Plan;

(v)

to decide whether, under what circumstances and subject to what terms bonus payouts are to be paid on a deferred basis, including automatic deferrals at the Committee's election as well as elective deferrals at the election of Participants;

(vi)

to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

(vii)

to interpret and administer the terms and provisions of the Plan and any award issued under the Plan (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and

(viii) to otherwise supervise the administration of the Plan.

     It is intended that all amounts payable to Participants under the Plan who are "covered employees" within the meaning of Treas. Reg. Sec. 1.162-27(c)
(2) (as amended from time to time) shall constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and Treas. Reg. Sec. 1.162-27(e) (as amended from time to time), and, to the maximum extent possible, the Plan and the terms of any awards under the Plan shall be so interpreted and construed. Notwithstanding any other provision of the Plan, any action required under the Plan to be taken during the first 90 days of the fiscal year may be taken at a later date if, but only if, the regulations under Section 162(m) of the Code are hereafter amended, or interpreted by the Internal Revenue Service, to permit such later determination date.

     (b) BINDING NATURE OF COMMITTEE DECISIONS. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any "Affiliate" (as defined in the Company's 1995 LTSIP), any Participant, and any award beneficiary or other person having, or claiming, any rights under the Plan.

     (c) OTHER. No member of the Committee shall be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Plan or any award under the Plan. If a Committee member intended to qualify as an "outside director" under Section 162(m) of the Code does not in fact so qualify, the mere fact of such non-qualification shall not invalidate any award or other action made by the Committee under the Plan which otherwise was validly made under the Plan.

SECTION 4. PLAN PARTICIPATION

     (a) ANNUAL PARTICIPANT DESIGNATIONS BY PLAN COMMITTEE. For any given fiscal year of the Company commencing on or after April 1, 1996, the Plan Committee, in its sole and absolute discretion, shall, within the first 90 days of the fiscal year, designate those key employees of the Company (including its subsidiaries, operating units and divisions) who shall be Participants in the Plan for such fiscal year.

     Such Participant designations shall be made by the Plan Committee, in its sole and absolute discretion, based primarily on its determination as to which key employees:

(i)

are likely to be Executive Officers of the Company as of the last day of such fiscal year;

(ii)

are reasonably expected by the Plan Committee to have individual compensation for such year that may be in excess of $1 million, excluding any compensation that is grandfathered for Section 162(m) purposes or is otherwise excluded for
Section 162(m) purposes based on an existing or other "performance-based" plan other than this Plan; and

(iii)

are reasonably expected by the Plan Committee to be "covered employees" for such year for Section 162(m) purposes,

and such other considerations as the Committee deems appropriate, in its sole and absolute discretion.

     (b) IMPACT OF PLAN PARTICIPATION. An individual who is a designated Participant in the Section 162(m) Plan for any given fiscal year shall not also participate in the Company's or ContiMortgage's general annual bonus plans for such year, but this limitation shall not interfere with the payment of any deferred annual bonus awards from prior fiscal years.

SECTION 5. PERFORMANCE GOALS

     (a) SETTING OF PERFORMANCE GOALS. Within the first 90 days of each fiscal year of the Company commencing with the fiscal year starting on April 1, 1996, the Plan Committee shall set one or more objective performance goals for each Participant and/or each group of Participants and/or each bonus pool (if any) under the Plan for such year.

     Such goals shall be expressed in terms of the Company's Adjusted Net Profits or that of any of its subsidiaries, divisions or operating units, or shall be based on one or more of the following other corporate-wide or subsidiary, division or operating unit financial measures: pre-tax or after-tax net income, operating income, gross revenue, profit margin, stock price or cash flow(s), or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the first 90 days of the fiscal year).

     Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), shareholders' equity and/or shares outstanding, or to assets or net assets.

     In all cases, the performance goals shall be such that they satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time) that the achievement of such goals be "substantially uncertain" at the time that they are established, and that the award opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Plan Committee's right to apply Negative Discretion, the amount of the award payable as a result of such performance.

     (b) IMPACT OF EXTRAORDINARY ITEMS OR CHANGES IN ACCOUNTING. The measures used in setting performance goals set under the Plan for any given fiscal year shall be determined in accordance with GAAP and in a manner consistent with the methods used in the Company's audited financial statements, without regard to (i) extraordinary items as determined by the Company's independent public accountants in accordance with GAAP or (ii) changes in accounting, unless, in each case, the Plan Committee decides otherwise within the first 90 days of the fiscal year.

SECTION 6. BONUS POOLS, AWARD OPPORTUNITIES AND AWARDS

     (a) SETTING OF INDIVIDUAL AWARD OPPORTUNITIES. At the time that annual performance goals are set for Participants for a given fiscal year (within the first 90 days of such year), the Plan Committee shall also establish each individual Participant's annual bonus opportunity for such fiscal year, which shall be based on the achievement of stated target performance goals, and may be stated in dollars or on a formula basis (based, for example, on a designated share of a bonus pool or on a multiple of Annual Base Salary), provided:

(i)

that the designated shares of any bonus pool shall not exceed 100% of such pool; and

(ii)

that the Plan Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce (but not increase) the actual bonus awards that would otherwise actually be payable to any Participant on the basis of the achievement of the applicable performance goals.

     (b) MAXIMUM INDIVIDUAL ANNUAL BONUS AWARD. Notwithstanding any other provision of this Plan, the maximum annual bonus payable under the Plan to any one individual shall be $4.0 million.

     (c) BONUS PAYMENTS. Subject to the following, annual bonus awards determined under the Plan for given fiscal year shall be paid to Participants in cash as soon as practicable following the end of the fiscal year to which they apply, provided:

(i)

that no such payment shall be made unless and until the Plan Committee, based on the Company's audited financial results for such fiscal year (as prepared and reviewed by the Company's independent public accountants), has certified (in the manner prescribed under applicable regulations) the extent to which the applicable performance goals for such year have been satisfied, and has made its decisions regarding the extent of any Negative Discretion adjustment of awards (to the extent permitted under the Plan);

(ii)

that the Plan Committee may specify that a portion of the actual annual bonus award for any given fiscal year shall be paid on a deferred basis, based on such award payment rules as the Plan Committee may establish and announce for such fiscal year;

(iii)

that the Plan Committee may require (if established and announced within the first 90 days of the fiscal year), as a condition of bonus eligibility (and subject to such exceptions as the Committee may specify within the first 90 days) that Participants for such year must still be employed as of end of such year and/or as of the later date that the actual bonus awards for such year are announced, in order to be eligible for an award for such year; and

(iv)

that, within the first 90 days of the fiscal year and subject to Section 6(c)(i) above, the Committee may adopt such forfeiture, pro-ration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on bonus award fights of a Participant's death, Disability, Retirement, voluntary termination (other than Retirement), termination by the Company other than for Cause, or termination by the Company for Cause.

SECTION 7. GENERAL PROVISIONS.

     (a) PLAN AMENDMENT OR TERMINATION. The Board may at any time amend or terminate the Plan, provided (i) that, without the Participant's written consent, no such amendment or termination shall adversely affect the annual bonus rights (if any) of any already designated Participant for a given fiscal year once the Participant designations and performance goals for such year have been announced, and (ii) that the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m) of the Code).

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     (b)  Applicable  Law. All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.

     (c) Tax Withholding. The Company (and its subsidiaries) shall have right to make such provisions and take such action as it may deem necessary or appropriate for the withholding of any and all Federal, state and local taxes that the Company (or any of its subsidiaries) may be required to withhold.

     (d) No Employment Rights Conferred. Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant's employment at any time with or without cause or notice.

     (e) Impact of Plan Awards on Other Plans. Plan awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company (or any of its Affiliates as defined in the Company's 1995 LTSIP), unless and except to the extent that the Board or its Compensation Committee so determines in writing. Neither the adoption of the Plan nor the submission of the Plan to the Company's shareholders for their approval shall be construed as limiting the power of the Board or the Plan Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

     (f) Beneficiary Designations. Each Participant shall designate in a written form filed with the Committee the beneficiary (or beneficiaries) to receive the amounts (if any) payable under the Plan in the event of the Participant's death prior to the bonus payment date for a given fiscal year. Any such beneficiary designation may be changed by the Participant at any time without the consent of the beneficiary (unless otherwise required by law) by filing a new written beneficiary designation with the Committee. A beneficiary designation shall be effective only if the Company is in receipt of the designation prior to the Participant's death. If no effective beneficiary designation is made, the beneficiary of any amounts due shall be the Participant's estate.

     (g) Costs & Expenses. All award and administrative costs and expenses of the Plan shall be borne by the Company.

     (h) Non-Transferability of Rights. Except as and to the extent required by law, a Participant's rights under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except, pursuant to Section 7(f) above, in the event of the Participant's death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right of the Participant shall be subject to any obligation or liability of the Participant other than any obligation or liability owed by the Participant to the Company (or any of its subsidiaries).

     Section 8. Effective Date. The Plan was adopted by the Board on June 27, 1996, effective for the fiscal year commencing April 1, 1996, subject to shareholder approval of the Plan at the 1996 annual shareholders' meeting. No payments shall be made under the Plan prior to the time such shareholder approval is obtained in accordance with applicable law. If approved, the

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Plan  will  remain effective until the end of the fiscal year ending March 31,
2001, unless the Board terminates the Plan earlier.

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